Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED AUGUST 31, 2025 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 22, 2025 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter ended August 31, 2025. Highlights include:

•
Revenues were $98.7 million for the quarter compared to $99.0 million for the same quarter last year, a decrease of $0.3 million or -0.3%.
•
Earnings per diluted share for the current quarter were $0.51 compared to $0.40 for the comparative quarter last year.
•
Our gross profit margin for the quarter was 30.5% compared to 30.1% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the quarter ended August 31, 2025 were $98.7 million compared to $99.0 million for the same quarter last year, a decrease of $0.3 million, or -0.3%. Gross profits totaled $30.1 million for a gross profit margin of 30.5%, as compared to $29.8 million, or 30.1%, for the same quarter last year. Net earnings for the quarter were $13.2 million, or $0.51 per diluted share, as compared to $10.3 million, or $0.40 per diluted share for the same quarter last year.

The Company’s revenues for the six-month period ended August 31, 2025 were $195.9 million compared to $202.1 million for the same period last year, a decrease of $6.2 million or -3.1%. Gross profit margin was $60.3 million, or 30.8%, as compared to $60.7 million, or 30.0% for the six-month periods ended August 31, 2025 and August 31, 2024, respectively. Net earnings for the six-month period ended August 31, 2025 were $23.0 million, or $0.89 per diluted share compared to $21.0 million, or $0.80 per diluted share for the same period last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. While sales volume declined, we achieved a gross margin of 30.5%, up nearly 40 basis points from 30.1% in the same period last year, though down 60 basis points from 31.1% in the prior quarter. EBITDA rose to $22.5 million, or 22.8% of sales, compared with $17.7 million, or 18.2% of sales, in the preceding quarter, and $18.4 million, or 18.6% of sales, in the same quarter last year. This quarter’s results reflect $5.7 million that we collected after the 8th Circuit Court of Appeals affirmed the judgment against Mark Wright, Mardra Sikora, Wright Printing Company and other defendants for willful and malicious theft of trade secrets, breach of contract and tortious interference with the Company’s Folders Express business unit. We are pleased to have this matter resolved, as the judgment fulfilled our responsibility to protect shareholder interests and held the defendants accountable for the losses their actions caused.

“Our recent acquisitions added approximately $5.5 million in revenues for the quarter and $11.0 million in revenues for the six-month period. Diluted earnings per share were positively impacted by $0.03 per diluted share for the quarter and positively impacted by $0.06 per diluted share for the six-month period. During the first quarter of the current year, we completed the acquisition of Northeastern Envelope Company (NEC), based in Old Forge, PA. NEC is a leading commercial envelope manufacturer known for providing next-day shipment on hundreds of double-window and specialty single-window envelopes. Printing Technologies, Inc. (PTI), acquired in the second quarter of last year, along with NEC, are both delivering strong results.

"We believe our balance sheet is among the strongest in the industry, with no debt and sufficient cash reserves. We expect cash flow to strengthen in the coming quarters. In the current and prior quarter, we strategically used cash to build additional inventory following the announced closure of the only domestic producer of carbonless paper. With this inventory now in place, we anticipate lower purchasing needs over the next few quarters, positioning us to restore and potentially enhance our cash levels. Year to date, we have repurchased 456,671 shares of our common stock for $8.5 million. Our profitability and financial position will allow us to operate and pursue acquisitions without debt, while also giving us timely access to credit if larger opportunities arise. We remain focused on sustaining profitability and delivering returns to our shareholders."

Reconciliation Non-GAAP Measure

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three- and six-months ended August 31, 2025 and 2024 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Six months ended
	August 31,	August 31,	August 31,	August 31,
	2025	2024	2025	2024
Net earnings	$13,155	$10,308	$22,953	$20,995
Income tax expense	4,989	3,909	8,706	7,963
Depreciation and amortization	4,309	4,186	8,492	8,430
EBITDA (non-GAAP)	$22,453	$18,403	$40,151	$37,388
% of sales	22.8%	18.6%	20.5%	18.5%

In Other News

On September 19, 2025 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on November 7, 2025 to shareholders of record on October 10, 2025.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2025. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,	August 31,	August 31,	August 31,
	2025	2024	2025	2024
Net sales	$98,676	$99,038	$195,872	$202,146
Cost of goods sold	68,574	69,259	135,541	141,463
Gross profit	30,102	29,779	60,331	60,683
Selling, general and administrative	17,719	16,557	34,665	33,727
Loss from disposal of assets	—	39	—	43
Income from operations	12,383	13,183	25,666	26,913
Other income	(5,761)	(1,034)	(5,993)	(2,045)
Earnings before income taxes	18,144	14,217	31,659	28,958
Income tax expense	4,989	3,909	8,706	7,963
Net earnings	$13,155	$10,308	$22,953	$20,995

Weighted average common shares outstanding
Basic	25,718,068	26,009,876	25,836,670	26,015,195
Diluted	25,791,647	26,054,499	25,905,625	26,156,161

Earnings per share
Basic	$0.51	$0.40	$0.89	$0.81
Diluted	$0.51	$0.40	$0.89	$0.80

			August 31,	February 28,
Condensed Consolidated Balance Sheet Information			2025	2025
Assets
Current assets
Cash			$31,886	$67,000
Short-term investments			—	5,475
Accounts receivable, net			42,157	38,753
Inventories, net			62,078	38,797
Prepaid expenses			2,793	2,715
Total Current Assets			138,914	152,740
Property, plant & equipment, net			57,964	52,586
Operating lease right-of-use assets, net			11,278	9,833
Goodwill and intangible assets, net			147,551	127,619
Other assets			6,126	6,157
Total Assets			$361,833	$348,935
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$19,641	$13,799
Accrued expenses			17,262	15,339
Current portion of operating lease liabilities			4,251	4,166
Total Current Liabilities			41,154	33,304
Other non-current liabilities			15,299	13,651
Total liabilities			56,453	46,955
Shareholders' equity			305,380	301,980
Total Liabilities and Shareholders' Equity			$361,833	$348,935

			Six months ended
			August 31,	August 31,
Condensed Consolidated Cash Flow Information			2025	2024
Cash provided by operating activities			$18,424	$34,941
Cash provided by (used in) investing activities			(31,954)	(1,777)
Cash used in financing activities			(21,584)	(14,784)
Change in cash			(35,114)	18,380
Cash at beginning of period			67,000	81,597
Cash at end of period			$31,886	$99,977